Exhibit 10.4

RESIGNATION AND RELEASE AGREEMENT

This Resignation and Release Agreement is entered into by and between the Federal Home Loan Bank of Seattle (the “Seattle Bank”) and Norman B. Rice (“Mr. Rice”) to set forth the terms and conditions of Mr. Rice’s retirement from the Seattle Bank and his resignation from his employment and position as an officer of the Seattle Bank.

RECITALS

Mr. Rice has been employed by the Seattle Bank as its President and Chief Executive Officer.

The Seattle Bank and Mr. Rice have agreed that Mr. Rice will resign his position as President and Chief Executive Officer with the Seattle Bank as of the date that both parties have executed this Agreement, and that effective March 15, 2005 he no longer will be actively employed by the Seattle Bank, pursuant to this Agreement.

AGREEMENT

In order to provide Mr. Rice with separation benefits to assist him in the transition to his retirement, to compensate him for certain retirement benefits he will lose as a result of his resignation, and to fully and finally resolve any and all issues regarding Mr. Rice’s employment with the Seattle Bank and the termination of that employment, Mr. Rice and the Seattle Bank agree as follows:

1. Resignation. Effective on the date that both parties have executed this Agreement, Mr. Rice resigns his position as President and Chief Executive Officer of the Seattle Bank. Effective as of March 15, 2005, Mr. Rice resigns as an employee of the Seattle Bank. The Seattle Bank accepts such resignations. Mr. Rice’s last non-vacation day of work will be February 11, 2005.

2. Severance Benefits. The Seattle Bank agrees to provide Mr. Rice with severance benefits, as follows:

(a) Separation Pay. The Seattle Bank will pay Mr. Rice an amount equivalent to 9.5 months of his current base salary, for a total of Three Hundred Sixty Seven Thousand Three Hundred Thirty Three Dollars ($367,333.00), less required withholding and deductions (“Separation Pay”). The Separation Pay will be paid in a lump sum on March 15, 2005.

(b) Retirement Benefits. In addition to the vested retirement benefits Mr. Rice has accrued as of March 15, 2005, under the Financial Institutions Retirement Fund (FIRF) pursuant to the terms of that plan, the Seattle Bank agrees to pay Mr. Rice from its general assets an amount agreed to be the equivalent to the difference between such accrued FIRF early retirement benefit as of March 15, 2005, and the accrued FIRF benefit he would have been entitled to had he continued to be employed by the Seattle Bank until his age and years of vesting service with the Seattle Bank totaled seventy (70) (“FIRF Supplement”). This FIRF Supplement will be determined using his High-3 Average Salary as of March 15, 2005, and is estimated to be approximately Sixty Thousand Dollars ($60,000.00). Subject to confirmation of the exact amount of the FIRF Supplement by FHLB’s benefits consultant, Pentegra, which shall be completed no later than March 15, 2005, and provided to Mr. Rice for his review, the FIRF Supplement shall be payable to Mr. Rice in a lump sum from the general assets of the Seattle Bank on March 15, 2005, less any required deductions or withholding. Mr. Rice shall also maintain the vested retirement benefits he has accrued as of March 15, 2005, under the Seattle Bank Retirement Fund Benefit Equalization Plan (based on his FIRF retirement benefits accrued through March 15, 2005), the Seattle Bank Thrift Plan Benefit Equalization Plan, and the Seattle Bank 401(k) Thrift Plan, pursuant to the terms of those plans. Mr. Rice shall be liable for any federal income tax consequences, if any, to him resulting from these retirement benefits.

3. Medical Insurance. For the period between March 15, 2005 and December 31, 2005 (the “Coverage Period”), the Seattle Bank will continue Mr. Rice’s coverage under the Seattle Bank group medical, dental and vision plans on the same terms and conditions as other senior executives of the Seattle Bank. Beginning at the end of the Coverage Period, Mr. Rice and his eligible dependents will have the opportunity to continue group medical, dental and vision insurance through the Seattle Bank at his or their expense for a period of 18 months. Mr. Rice or his eligible dependents must pay all applicable premiums for that continuation coverage. The Seattle Bank will provide Mr. Rice and his eligible dependents with a separate notice summarizing his continuation coverage rights and obligations, as well as an election form.

4. No Additional Compensation. Mr. Rice and the Seattle Bank agree that, except as expressly set forth in this Agreement, and subject to Mr. Rice’ rights, if any, in the Seattle Bank 401(k) Plan, Mr. Rice shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits or other consideration from the Seattle Bank. Mr. Rice shall not be entitled to make contributions to the Seattle Bank 401(k) Plan from the Separation Pay or the FIRF Supplement. Mr. Rice has declined his bonus for the year 2004, and he will not receive any bonus for the years 2004 or 2005.

5. Return of Seattle Bank Property. Mr. Rice represents and warrants that no later than March 15, 2005, he will return to the Seattle Bank all Seattle Bank property including, without limitation, any, keys, access cards, parking pass, credit cards, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Seattle Bank, its business, employees, and customers, and that he has not retained copies, in whatever form, of any such materials or documents; provided, however, that notwithstanding the preceding, it is agreed that Mr. Rice shall purchase all of the equipment listed in Exhibit A hereto at the purchase prices set forth in Exhibit A, with said purchase price to be paid to the Seattle Bank no later than March 15, 2005. Notwithstanding anything to the contrary set forth herein, the Seattle Bank hereby acknowledges and agrees that Mr. Rice may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records.

6. Covenant Not to Sue. Mr. Rice represents that he has not filed any Claim that was released in this Agreement against the Seattle Bank or its Released Parties with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that this will not limit Mr. Rice from filing a Claim to enforce the terms of this Agreement. If any government agency brings any claim or conducts any investigation against the Seattle Bank, nothing in this Agreement forbids Mr. Rice from cooperating in such proceedings, but by this Agreement, Mr. Rice waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

7. Complete Release of Claims by Mr. Rice Against the Seattle Bank. In consideration of the separation benefits set forth above, which are given to him specifically in exchange for this release as a result of negotiations between himself and the Seattle Bank, Mr. Rice, on behalf of himself, his marital community, and their heirs, successors and assigns, release and discharge the Federal Home Loan Bank of Seattle, its employee benefit plans including but not limited to FIRF and/or its current or former directors, officers, agents, insurers, employees and attorneys, any and each of their successors and assigns and predecessors (“Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs actually incurred), known and unknown (“Claims”), including those Claims related in any way to Mr. Rice’s employment with the Seattle Bank, or the termination of his employment relationship or positions as an officer of the Seattle Bank, arising prior to the effective date of this Agreement. It is understood and agreed that the waivers in this Agreement are not intended to waive Mr. Rice’s rights: (a) to indemnification pursuant to any applicable provision of the Seattle Bank’s Bylaws, or pursuant to applicable law; (b) under ERISA to receive his accrued vested benefits and the benefits specifically reserved for him in this Agreement; or (c) respecting the Seattle Bank’s obligations under this Agreement.

For the purposes of implementing a full and complete release and discharge of the Seattle Bank and the other Released Parties, and each of them, Mr. Rice expressly acknowledges that this Resignation and Release Agreement is intended to include in its affect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement is intended to fully and finally resolve any such Claim or Claims.

This Release specifically includes but is not limited to rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights

Acts, The Americans with Disabilities Act, the Age Discrimination in Employment Act, The Washington Law Against Discrimination, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as otherwise stated herein), as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in this Agreement).

8. Announcement; Reference Responses. On February 1, 2005, Mr. Rice and the Seattle Bank announced Mr. Rice’s retirement from the Seattle Bank. The Seattle Bank and Mr. Rice released mutually agreeable forms of communication to Seattle Bank staff and the public regarding Mr. Rice’s retirement, in the forms attached as Exhibit A and Exhibit B to this Agreement. Any communication to media by either party shall be based on Exhibit A and B. Mr. Rice agrees to direct any requests for references regarding his employment with the Seattle Bank to the Seattle Bank’s Chairman of the Board of Directors.

9. Future Cooperation. Mr. Rice agrees to make himself reasonably available to the Seattle Bank in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which he was substantially involved during the period in which he was President and Chief Executive Officer of the Seattle Bank, and to provide information, give depositions or testimony, and otherwise cooperate in the investigation, defense or prosecution of such actions. Upon submission of appropriate documentation, the Seattle Bank will pay for any reasonable expenses Mr. Rice incurs in connection with any such efforts, including lost salary, wages, or vacation pay if he is then employed.

10. Voluntary Agreement; Full Understanding; Advice of Counsel. Mr. Rice understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion. Mr. Rice also acknowledges that he has been given full opportunity to review and negotiate this Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with his attorney before signing it, and that he executes this Agreement only after full reflection and analysis.

11. No Representations. Mr. Rice acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Seattle Bank or by any of the Seattle Bank’ agents, representatives or attorneys to induce the execution of this Agreement.

12. Waiting Period. Mr. Rice has 21 days to consider this Agreement before signing it. Mr. Rice may use as much or as little of this 21-day period as he wishes before signing. The 21-day period expires March 3, 2005, at 5:00 p.m. If Mr. Rice has not signed and returned this Agreement to Kevin Crowe, General Counsel, at the Seattle

Bank by that date, Mr. Rice will not be eligible to receive the severance benefits provided for in Section 2.

13. Revocation Period. Mr. Rice understands and acknowledges that he has seven (7) days after signing this Agreement to revoke it. To revoke this Agreement, Mr. Rice must deliver a written notice of revocation to Kevin Crowe, General Counsel, at the Seattle Bank no later than 5:00 pm on the seventh day after Mr. Rice signs the Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If Mr. Rice revokes this Agreement, he will not receive the severance benefits described above.

14. Nonadmission. This Resignation and Release Agreement shall not be construed as an admission of wrongdoing or evidence of any noncompliance with or violation of any statute or law by the Seattle Bank or Mr. Rice.

15. Confidential Information.

(a) Acknowledgement of Receipt of Confidential Information. Mr. Rice acknowledges that he has occupied a position of the highest trust and confidence with the Seattle Bank, and during Mr. Rice’s employment with the Seattle Bank, he has become familiar with the Seattle Bank’s trade secrets, business plans and strategies, and with other proprietary and confidential information concerning the Seattle Bank, its business, employees and members. Mr. Rice agrees that (a) the agreements and covenants contained in this paragraph are essential to protect the Seattle Bank and the goodwill of its business; (b) the Seattle Bank would be irreparably damaged if Mr. Rice were to disclose confidential information in violation of these provisions of this Agreement; and (c) the separation benefits provided him under this Agreement are given to him in part in exchange for his agreement to the restrictions set forth below. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Seattle Bank or its customers, including but not limited to information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, exam findings, Board of Directors matters, or other proprietary information used by the Seattle Bank in connection with its business, provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Mr. Rice. Mr. Rice acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Seattle Bank.

(b) Agreement to Maintain Confidentiality of Seattle Bank Information. Mr. Rice shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Seattle Bank, furnish, make available or disclose to any third party (except in furtherance of the Seattle Bank’s business activities and for the sole benefit of the Seattle Bank) or use for the benefit of himself or any third party, any Confidential Information.

(c) Remedies. Mr. Rice acknowledges and agrees that the covenants set forth in this paragraph 15 are reasonable and necessary for the protection of the Seattle Bank’s business interests, that irreparable injury will result to the Seattle Bank if Mr. Rice breaches any of his confidentiality obligations under this Agreement, and that in the event of Mr. Rice’s actual or threatened breach of such confidentiality obligations, the Seattle Bank will have no adequate remedy at law. Mr. Rice accordingly agrees that in the event of any actual or threatened breach by him of any of his confidentiality obligations under this paragraph, the Seattle Bank shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Seattle Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

16. Mutual Confidentiality of Agreement. Mr. Rice and the Seattle Bank may acknowledge to third persons that Mr. Rice retired from the Seattle Bank and that their parting was on mutually satisfactory terms. Mr. Rice agrees that he will keep the fact, terms, conditions, and contents of this Agreement completely confidential and will not publicize or disclose the fact, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. Mr. Rice may, however, disclose the terms of this Agreement to his spouse, his attorney, or to his tax advisors and accountants, as necessary. The Seattle Bank likewise agrees to keep the fact, terms, conditions, and contents of this Agreement confidential and will not publicize or disclose the fact, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. The Seattle Bank may, however, disclose the fact, terms and conditions of this Agreement to its senior management, Board of Directors, regulators, attorneys, and accountants, or if required by law, regulation or court order.

17. Applicable Law; Venue; Attorneys’ Fees; Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of Washington, without regard to its conflict of laws. Any lawsuit between the parties arising out of this Agreement shall be brought in King County Superior Court in Seattle, Washington. The prevailing party in such action shall be awarded attorneys’ fees and costs (whether or not taxable under any applicable statute) including fees and costs incurred prior to suit, in any administrative proceedings, and on appeal. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either party.

18. Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. This Agreement shall not be modified or varied except by a written instrument signed by Mr. Rice and the Chairman of the Board of the Seattle Bank. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into this Agreement.

19. Invalidity. It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.

20. Execution. This Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

FEDERAL HOME LOAN BANK OF SEATTLE		NORMAN B. RICE

By	/s/ MIKE C. DALY	/s/ NORMAN B. RICE
Mike C. Daly, Vice Chairman

Date:	2/14/05	Date:	2/10/05

EXHIBIT A

(Seattle Bank Press Release)

News Release: February 1, 2005

Contact: Colin Johnson

206.340.2302 colinj@fhlbsea.com

Norm Rice to Retire as President and CEO of the

Federal Home Loan Bank of Seattle

Seattle, WA – The Federal Home Loan Bank of Seattle (Seattle Bank) announced today that Norman B. Rice will step down as president and chief executive officer (CEO) to enter retirement, effective March 15.

Mike C. Daly, Vice Chairman of the Seattle Bank’s Board of Directors, said until an interim CEO is named, management of the bank is vested immediately in the executive leadership team, led by David Bley. Mr. Bley is currently Executive Vice President and Director of Products and Services.

Mr. Daly commended Mr. Rice for his service to the Seattle Bank cooperative.

“On behalf of the board, I want to personally thank Norm for his hard work and dedication to the more than 370 financial institutions that belong to our cooperative,” Mr. Daly said. “Norm was unwavering in his commitment to building stronger local communities and economies through partnerships with our cooperative members. His stewardship and influence helped to continue the Seattle Bank’s long history of providing housing and economic development solutions to individuals and families across our region.”

During Mr. Rice’s six-year tenure as president and CEO, the Seattle Bank increased its asset size to more than $50 billion, expanded products and services to its member institutions and surpassed the $150 million mark in Affordable Housing Program grants that benefited communities across an eight-state region. He was also seen as a national housing leader within the Federal Home Loan Bank System, twice representing the nation’s 12 Federal Home Loan Banks at Congressional hearings in 2003 and 2004. Mr. Daly emphasized that the Seattle Bank remains a profitable enterprise, with capital levels in excess of its regulatory requirements and a low credit-risk profile. In addition, the Seattle Bank remains on schedule to meet the requirements of the written agreement it signed with the Federal Housing Finance Board, its government regulator, in December 2004.

A process is also underway, through a special committee of the bank’s Board of Directors, to search for a permanent president and CEO, said Mr. Daly.

About the Federal Home Loan Bank of Seattle:

The Federal Home Loan Bank of Seattle provides funding and other financial services that allow over 370 financial institution members to make more housing and business loans at more competitive rates. The Seattle Bank is a member-owned cooperative, and the value generated by the company benefits its member banks and the communities they serve. The Seattle Bank serves financial institutions in Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, Wyoming, American Samoa, Guam and the Northern Mariana Islands.

This press release contains specific forward-looking statements and estimates regarding the Seattle Bank’s future condition. Actual results may differ materially from projections because of many factors. Such factors may include, but are not limited to, changes in the bank’s management, regulatory actions or approvals, accounting adjustments or requirements, changes in interest rates, the bank’s ability to maintain adequate capital levels, changes in projected business volumes, changes in projected prepayment speeds on mortgage assets, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the effectiveness of assets and liabilities operations, competitive pressure from other Federal Home Loan Banks, alternative funding sources, and secondary mortgage market participants, shifts in demand for our products and consolidated obligations, our ability to manage interest rate risk, and general economic conditions. Additional factors are discussed in the Seattle Bank’s annual report, available on the bank’s Web site, www.fhlbsea.com. In addition, the Seattle Bank does not undertake to update any forward-looking statements made in the press release.

Exhibit B

(Mr. Rice’s Statement)

Today, I announce my intention to take early retirement effective March 15, 2005.

While I recognize there is still much to accomplish, I believe now is the opportune time to put in place the team which will complete and implement our three-year business and capital management plan. This is a critical period that will determine much about the company’s future and it’s appropriate that the board have the opportunity to select and shape the leadership that will guide the direction of the Seattle Bank in the years to come.

In the last six years, we have done a great deal together to move the Seattle Bank forward. The effective implementation of the Gramm-Leach-Bliley provisions - in particular our capital plan - and our advancements in the field of economic development finance are two great examples of our leadership and innovation.

As I prepare to retire, however, the achievement that is most enduring in my mind is how we’ve created an organization that has attracted such tremendous talent, diversity and commitment. We are considered a great place to work and, despite the challenges we’ve faced in recent months, the fundamentals of this company are still strong and intact. The Seattle Bank has an outstanding work force and it is my sincere hope that your commitment will remain strong and that you will be a part of the company’s future.

I leave the Seattle Bank with many, many cherished memories and friendships. I have only the highest regard for this company and its mission, both of which must be preserved and protected in the years to come. I wish you all the greatest successes in your work.

10